CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Investments of our report dated December 15, 2017, relating to the financial statements and financial highlights, which appears in Schwab 1000 Index Fund’s (one of the funds constituting Schwab Investments) Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Portfolio Holdings Disclosure” and “Financial Highlights” in such Registration Statement.

/s/	PricewaterhouseCoopers LLP
San Francisco, California
February 23, 2018